Exhibit 10.3

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of March 31, 2017 and which shall have retroactive effect from, and including, March 13, 2017 (the “Effective Date”), is made by and between Alpha US Bidco, Inc. with its registered office located at Corporate Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808 (together with any successor thereto, (the “Company”), and Geoffrey Wild, born on                      in                                          (the “Executive”) (collectively referred to herein as the “Parties ”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of the Executive to the Company following the Effective Date by entering into this Agreement.

B.	Executive and the Company mutually desire that Executive provides services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a)    General. Effective as of the Effective Date, the Company shall employ Executive and Executive shall enter the employ of the Company, for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b)    Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on the second anniversary of the Effective date, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional one (1) year periods unless no later than forty-five (45) days prior to the end of the otherwise applicable Term either party gives written notice of non-renewal or non-extension of the Term to the other, in which case Executive’s employment will terminate at the end of the then applicable Term, subject to earlier termination as provided in Section 3.

(c)    Position and Duties. During the Term, Executive shall serve as the Chief Executive Officer of the Company and, in the discretion of any subsidiary of the Company or of Atotech UK TopCo Limited (the “Parent”), any such subsidiary of the Company or of Parent and as a member of the board of directors of the Parent (the “Board”) with such customary responsibilities, duties and authority normally associated with such positions in a company the nature and size of the Parent, the Company and their subsidiaries, as applicable (including, where applicable and without limitation, day-to-day responsibility for operating the Company and its and Parent’s subsidiaries, overseeing all operational aspects of the Company’s and its and Parent’s subsidiaries’ businesses, leading to build shareholder value and developing the management capabilities of the other executives) and such other duties as may be assigned by the Board consistent with Executive’s positions and authorities. During the Term, Executive shall

Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its subsidiaries and affiliates) and shall not engage in outside business activities (including serving on outside boards or committees except that Executive may continue to serve on the Boards and committees of Cabot Microelectronics, Materion, and Capital Guidance Corp.) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations and entrepreneur groups, and (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to Sections 5, 6 and 7 and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”). It is agreed that a separate employment contract will be entered into in relation to the Executive’s position with Atotech (Thailand) CO Ltd and that the rights and obligations in respect of the Executive’s mission with Atotech (Thailand) CO Ltd will be governed by this separate employment contract.

2.	Compensation and Related Matters.

(a)    Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $705,000 per annum (such amount, as may be reviewed from time to time in accordance with the next sentence, the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company. Such Annual Base Salary shall be reviewed (and may be increased) from time to time by the Board or an authorized committee of the Board, provided that it may not be decreased without the consent of the Executive.

(b)    Bonus. During the Term, the Executive will be eligible to receive a bonus compensation, the payment of which shall be dependent on the achievement of criteria set annually by the Board (or an authorized committee of the Board) and with a maximum bonus compensation targeted at 100% of the sum of (i) the Executive’s Annual Base Salary plus (ii) $20,000. The bonus awards payable under this Section 2(b) shall be based on the achievement of performance goals to be determined in good faith by the Board or an authorized committee of the Board, following consultation by the Board or such committee with Executive. The Board will also set in good faith the criteria to measure performance above the targets and the corresponding bonus awards. In case of over performance, the Executive’s total bonus compensation may be up to 200% of the sum of (i) the Executive’s Annual Base Salary plus (ii) $20,000. Any earned annual bonus will be paid in the calendar year following the calendar year to which it relates at the same time annual bonuses are paid to other senior executives of the Company and the subsidiaries of Parent and the Company, subject to continued employment through the last day of the calendar year to which the bonus relates.

(c)    Additional Participation Payment. Executive will be granted an additional bonus determined on the basis of the return achieved by the main shareholders of Parent at an exit as per the terms of Exhibit A.

(d)    Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, as may be amended from time to time, which are generally applicable similarly-situated executives of the Company and its subsidiaries, other than severance plans, programs and arrangements.

(e)    Vacation. During the Term, Executive shall be entitled to paid personal leave in accordance with the Company’s policies and shall be entitled to take a minimum of five weeks of vacation per year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f)    Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy. The Company will attempt to structure such reimbursements in a tax efficient manner where tax efficiency is possible. During the Term, the Company will reimburse Executive for reasonable home office costs.

(g)    Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life, illness or permanent incapacity of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

(h)    Tax assistance. During the Term, the Company shall provide the Executive with access to tax preparation services for any tax filing that the Executive is required to make under applicable law, provided that the Company’s annual cost of providing such benefit shall not be required to exceed USD 25,000.

(i)    Other employees. The Parties agree that, in the event that, during the Term, the terms and conditions of the employment contract of any employee of the Parent or any entity Controlled by the Parent including the Company (excluding, for the avoidance of doubt, any employee, director, officer or consultant whose main source of revenues is not deriving from his functions within Parent or any entity Controlled by the Parent including the Company), are, taken as a whole, more favorable than those of this Agreement, the Company shall offer to the Executive to amend the terms of this Agreement so that they are, taken as whole, at least as favorable as those of such employee.

3.	Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)     Circumstances.

(i)    Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)    Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)    Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv)    Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v)    Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi)    Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(vii)    Non-extension of Term by the Company. The Company may give notice of non-extension to Executive pursuant to Section 1.

(viii)    Non-extension of Term by Executive. Executive may give notice of non-extension to the Company pursuant to Section 1.

(b)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and if Executive’s employment is being terminated pursuant to Section 3(a)(iii) above, the specific section of the definition of “Cause” and reasons for such termination; no termination of Executive shall be effective until such notice is provided to Executive and any cure period specified in Section 10(a) shall have expired, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least forty-five (45) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of

Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c)    Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive, payable within thirty (30) days following the Date of Termination; (ii) any expenses owed to Executive pursuant to Sections 2(e) and 2(f); and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements’’) but not, for the avoidance of doubt, in respect of any equity incentive plan in which Executive may invest. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(d)    Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or Parent any of their affiliates unless otherwise specified in the Company’s Notice of Termination to Executive, in which such case, this Agreement shall continue in full force and effect until Executive has resigned or been removed from any remaining offices or directorships then held with the Company or any of its affiliates.

(e)    Retirement. In the event that Executive intends to retire (whether before the applicable legal age or after the applicable legal age qualifying for full retirement benefits), Executive shall notify in writing the Company of Executive’s intent to retire at least 6 months prior to the effectiveness of such retirement.

4.	Severance Payments.

(a)    Termination for Cause, Non-extension of Term by the Company or Executive, Resignation from the Company Without Good Reason. If Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause, pursuant to Section 3(a)(vii) or (viii) due to non-extension of Term by the Company or Executive, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)    Termination without Cause, Termination Upon Death, Termination Due to Disability, Resignation from the Company for Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, then, subject to Executive signing (except in the event of death in which case the Release (as defined below) shall be deemed to have been accepted by the Executive) on or following the date of Executive’s Separation from Service (as defined below) and on or before the 21st day (or 45th day, to the extent required for a valid release of age claims under the Age Discrimination in Employment Act of 1967, as amended) following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in the form attached as Exhibit B to this Agreement (the “Release”), and Executive’s continued compliance with Sections 5 and 6, Executive (or his estate) shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(A)    a lump sum payment of an amount corresponding to (i) twelve (12) months of continued payment of Annual Base Salary as of the Date of Termination plus $20,000, plus (ii) a Bonus of the same aggregate amount (such lump sum to be, for the avoidance of doubt but without prejudice to Section 3(c), the sole payment to be made to the Executive in relation to his functions within Parent, the Company or the Company’s and Parent’s subsidiaries, irrespective of the achievements of targets by the Executive or the time he has exercised such functions within Parent, the Company or the Company’s and Parent’s subsidiaries or any indemnity or severance payment he might be entitled to pursuant to applicable laws or collective bargaining agreements and Executive agrees that the amount of such lump sum shall be reduced by any amount which is otherwise required to be paid to Executive pursuant to applicable laws or collective bargaining agreements, including in connection with the termination of any mandate or employment agreement Executive may have with any Company’s affiliates); and

(B)    if Executive elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay the COBRA premiums for Executive and Executive’s covered dependents (but only to the extent the Company subsidized healthcare premiums of the Executive and Executive’s covered dependents during active employment, with the Executive remaining liable for the balance of such COBRA premiums) during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) twelve months from the Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax under applicable law, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount the Executive would have had to pay to receive group health coverage for Executive and his or her covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall be made to the extent that Executive would have elected COBRA continuation coverage and shall commence in the month following the month in which the Executive’s Separation from Service occurs and shall end on the earlier of (X) twelve months from the Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer;

(c)    Termination for Change of Control other than following an IPO. By way of exception to the provisions of clauses 4(a) and 4(b), if the following cumulative conditions are met:

(i)    Executive’s employment terminates in accordance with Sections 3(a)(iv) (Termination without Cause) or 3(a)(v) (Resignation from the Company for Good Reason),

(ii)    the Date of Termination falls within 6 months from completion of any transaction as a result of which a third party acquires the Control of the Company;

(iii)    Executive signing on or following the date of Executive’s Separation from Service (as defined below) and on or before the 21st day (or 45th day, to the extent required for a valid release of age claims under the Age Discrimination in Employment Act of 1967, as amended) following Executive’s Separation from Service (as defined below), and not revoking, the Release and Executive’s continued compliance with Sections 5 and 6; and

(iv)    no IPO has taken place by the Date of Termination,

Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(A)    a lump sum payment of an amount corresponding to (i) eighteen (18) months of continued payment of Annual Base Salary as of the Date of Termination plus $30,000, plus (ii) a Bonus of the same aggregate amount (such lump sum to be, for the avoidance of doubt but without prejudice to Section 3(c), the sole payment to be made to the Executive in relation to his functions within Parent, the Company or the Company’s and Parent’s subsidiaries, irrespective of the achievements of targets by the Executive or the time he has exercised such functions within Parent, the Company or the Company’s and Parent’s subsidiaries or any indemnity or severance payment he might be entitled to pursuant to applicable laws or collective bargaining agreements and Executive agrees that the amount of such lump sum shall be reduced by any amount which is otherwise required to be paid to Executive pursuant to applicable laws or collective bargaining agreements, including in connection with the termination of any mandate or employment agreement Executive may have with any Company’s affiliates; and

(B)    if Executive elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay the COBRA premiums for Executive and Executive’s covered dependents (but only to the extent the Company subsidized healthcare premiums of the Executive and Executive’s covered dependents during active employment, with the Executive remaining liable for the balance of such COBRA premiums) during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) eighteen months from the Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax under applicable law, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount the Executive would have had to pay to receive group health coverage for Executive and his or her covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall be made to the extent that Executive would have elected COBRA continuation coverage and shall commence in the month following the month in which the Executive’s Separation from Service occurs and shall end on the earlier of (X) eighteen months from the Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer;

(d)    Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 2(h), Sections 5 through 9 and Section 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.	Competition.

(a)    Executive acknowledges that the Company has provided and, during the Term, the Company from time to time will continue to provide Executive with access to its Confidential Information (as defined below), including confidential information of third parties such as customers, suppliers, and business affiliates; specialized training and knowledge regarding the Company’s methodologies and business strategies; and/or support in the development of goodwill such as introductions and customer relationship information. Ancillary to the rights provided to Executive as set forth in this Agreement, the Company’s provision of Confidential Information, specialized training, and/or goodwill support to Executive, and Executive’s agreements regarding the use of same, in order to protect the value of any training, goodwill support and/or the Confidential Information described above, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(b)    Executive shall not, within the geographic markets currently serviced or targeted by the Company or that the Company has been involved in working towards being serviced, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business that sells or provides products or services that are competitive (any such person, firm, corporation, partnership or business, a “Competitor”) with respect to (1) the products or services sold or provided by the Company (or any products or services to which the Company has taken substantial steps in furtherance thereof) at any time during the period of twelve (12) months on and prior to the Date of Termination, and/or (2) any products or services to which the Company has taken substantial steps in furtherance thereof during any portion of the Term, and such products or services are sold or provided by the Company following the Date of Termination; provided, however, that nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(c)    Executive shall not, at any time during the Restriction Period, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to (i) terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company. Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (x) solicit any employee of the Company to terminate his or her employment with the Company, (y) employ any such individual during his or her employment with the Company and for a period of twelve months after such individual terminates his or her employment with the Company or (z) solicit any vendor or business affiliate of the Company to cease to do business with the Company. Notwithstanding anything to the contrary in this Agreement, Executive will not be deemed to have violated this Agreement if an employee, customer, subscriber or employee of the Company responds directly to a general advertisement of a third party as long as (1) Executive has no involvement or participation in the recruitment, solicitation or inducement of such Person, or, in the case of a former Company employee, if such Person has not been an employee, customer, subscriber or employee of the Company for a period of twelve months at the time of any such contact with such Person, and (2) Executive in the aggregate together with his or her affiliates does not hold more than ten percent (10%) of the outstanding voting securities of such third party and is not serving directly or indirectly as an executive officer or director of such third party.

(d)    In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

As used in this Section 5, (i) the term “Company” shall include the Company and its and Parent’s direct parents and direct and indirect subsidiaries; and (ii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date that is one (1) year following the Date of Termination.

(e)    Each of the Parties (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the Term and for a period of three years following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its, Parent’s or Parent’s subsidiaries services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means remarks, comments or statements that impugn the character, integrity, reputation or abilities of the Person being disparaged.

(f)    Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

6.	Nondisclosure of Proprietary Information.

(a)    Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 6(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company and its affiliates) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 6(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b)    Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(c)    Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d)    As used in this Section 6 and Section 7, the term “Company” shall include the Company and its and Parent’s direct parents and direct and indirect subsidiaries as they exist at the Date of Termination.

(e)    Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations, or (v) using information and documents in the pursuit or defense of his rights or obligations involving the Company.

7.	Inventions.

All rights to discoveries, inventions, improvements, works of authorship, software, and innovations (including all data and records pertaining thereto) related to the business of Parent, the Company or Parent’s subsidiaries, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent, conceive, author or originate during the Term, or may have discovered, invented, conceived, authored, or originated prior to the Effective Date since the first date of his employment with the Company or any of Parent, the Company’s and Parent’s subsidiaries (or their predecessors), either alone or with others and whether or not during working hours or by the use of the facilities of the above listed entities, and any patents, copyrights, trademark rights, trade secrets rights and other intellectual property rights therein (collectively, “Inventions”), shall be the exclusive property of the Company (or any of Parent, Parent’s or Company’s subsidiaries the Company may designate). Executive shall promptly disclose all Inventions to the Company, and hereby assigns and agrees to assign all such Inventions to the Company (or any of Parent, Parent’s or Company’s subsidiaries the Company may designate). Executive shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights (or the rights of any of Parent or Parent’s or Company’s subsidiaries the Company may designate) therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights (or the rights of any of Parent, Parent’s or Company’s subsidiaries the Company may designate) to any Inventions.

8.	Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

9.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

10.	Certain Definitions.

(a)    Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)    Executive’s willful failure to (A) attempt to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental impairment) or (B) comply with, in any material respect, any of the Company’s Policies;

(ii)    Executive’s material failure to carry out or comply with any lawful and reasonable directive of the Board;

(iii)    Executive’s material breach of a material provision of this Agreement;

(iv)    Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(v)    Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or

(vi)    Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates.

Notwithstanding the foregoing, in the case of clauses (i), (ii) and (iii) above, no “Cause” will have occurred unless and until the Company has provided Executive with written notice of the circumstances setting forth the elements of “Cause” in reasonable detail and an opportunity to cure such finding of “Cause” within 30 days after the receipt of such notice; provided, however, that Executive shall be provided only one cure opportunity per category of “Cause” event in any rolling six (6) month period. If the Executive fails to cure the same within such 30 days, then “Cause” shall be deemed to have occurred as of the expiration of the 30-day cure period.

(b)     Control. “Control” shall mean, as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

(c)    Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier; (iii) if Executive’s employment is terminated pursuant to Section 3(a)(vii) or Section 3(a)(viii), the expiration of the then-applicable Term.

(d)    Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any unreasonable refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(e)    Good Reason. For the sole purpose of determining Executive’s right to severance payments as described above, the Executive’s resignation will be for “Good Reason” if the Executive resigns within ninety days after either (i) a decrease in Executive’s annual base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company or the Company’s material failure to pay any compensation due to Executive when due and payable, (ii) a material decrease in the Executive’s title, authority, or areas of responsibility as are commensurate with such Executive’s title or position that occurs prior to the second anniversary of the Effective Date, which material decrease shall not be deemed to have occurred in connection with a corporate transaction where the Executive continues to hold the position referenced in Section 1(c) above with respect to the Company’s Business (as defined below), substantially as such Business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation, or (iii) any other material breach by the Company of any material provision of this Agreement; provided, in each case (i) through (iii), that the Executive has given Company written notice of the change or event constituting “Good Reason” and the Company has failed to remedy such change or event within thirty days of receiving such notice.

(f)    IPO. “IPO” shall mean the admission of the whole of any class of the issued share capital of the Parent or a direct or indirect holding company of the Parent or any of the direct or indirect subsidiaries of the Parent that hold substantially all of the assets of the Parent’s subsidiaries to the Official List of the Financial Conduct Authority, and to trading on the London Stock Exchange’s market for listed securities, or to trading on the Alternative Investment Market of the London Stock Exchange, or on any other recognized investment exchange (as defined in section 285(1) of the FSMA) or overseas equivalent such as, without limitation, New York Stock Exchange, Euronext, the Frankfurt Stock Exchange or the Hong Kong Stock Exchange.

(g)    Person. “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

11.	Miscellaneous Provisions.

(a)    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

(b)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)    Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)     If to the Company:

Alpha US Bidco, Inc.

Corporation Service Company

2711 Centerville Road, Suite 400Wilmington

Delaware 19808

Attention: The Board of directors

With copy to:

Atotech UK Topco Limited

C/O The Carlyle Group Lansdowne House,

57 Berkeley Square, London,

United Kingdom, W1J 6ER

Attention: The Board of directors

(ii)    If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii)    at any other address as any Party shall have specified by notice in writing to the other Party.

(d)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e)    Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)    No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h)    Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i)    Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in New York or Washington, D.C. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (b) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorneys fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an Award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA’) shall administer the arbitration in accordance with its then-existing rules. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(j)    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k)    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l)    Section 409A; 280G.

(i)    General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)    Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) (or sixtieth (60th) day to the extent required for a valid release of age claims under the Age Discrimination in Employment Act of 1967, as amended, in connection with a reduction in force) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the thirty (30) (or sixtieth (60th) day to the extent required for a valid release of age claims under the Age Discrimination in Employment Act of 1967, as amended, in connection with a reduction in force) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the thirtieth (30th) (or sixtieth (60th) day to the extent required for a valid release of age claims under the Age Discrimination in Employment Act of 1967, as amended, in connection with a reduction in force) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(iii)    Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)    Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)    Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(vi)    280G. In the event that (i) the Executive is entitled to receive any payments or benefits, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “excess parachute payments” within the meaning of Section 280G of the Code, and (ii) the net after tax amount of such payments, after the Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such payments and benefits otherwise due to the Executive in the aggregate, if such aggregate payments and benefits were reduced to an amount equal to 2.99 times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such payments and benefits payable to Executive shall be reduced to an amount that will equal 2.99 times the Executive’s base amount. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to the Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) payments and benefits due under Section 4 of this Agreement shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity fully valued (or only reduced by a present value factor) for purpose of the calculation to be made under Section 280G of the Code for purposes of this clause (vi) (the “280G Calculation”) in reverse order of when payable; and (iii) payments and benefits due in respect of any options or stock appreciation rights with regard to Common Stock or equity securities valued under the 280G Calculation based on time of vesting shall be reduced in an order that is most beneficial to the Executive. The determinations to be made with respect to this clause (vi) shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Executive. The Company shall be responsible for all charges of the Accountant. In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments or the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the amounts determined above to reflect the final determination and the resulting impact. The provisions of this clause (vi) shall override any 280G provisions in any equity incentive plan in which Executive may invest.

12.	Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, has entered into this Agreement freely based on Executive’s own judgment and represents that the Executive’s entering into this Agreement for the performance of services hereunder will not violate the terms of any agreement or understanding, law or judicial decree to which the Executive is subject.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

Alpha US Bidco, Inc

By:	/s/ Gregory Nikodem
	Name:	Gregory Nikodem
	Title:	Authorized Signatory

EXECUTIVE

By:	/s/ Geoffrey Wild
Name:	Geoffrey Wild

EXHIBIT A

Additional Participation Payment Bonus Letter

Atotech UK TopCo Limited

c/o The Carlyle Group, Lansdowne House, 57 Berkeley Square

London WIJ 6ER, England

registered with the Companies House under number 10533697

(the Company)

Mr. Geoffrey Wild

31 January 2017

Additional Participation Payment

Dear Mr. Wild,

We hereby inform you that, as part of the global strategy of development of the Group and to promote the development and performance of the Group, the board of directors of the Company (the Board) has decided to implement a bonus scheme for certain beneficiaries of the Group (the Bonus Scheme).

We are pleased to inform you that you have been selected as one of the managers who will benefit from the Bonus Scheme and this letter agreement sets out the terms and conditions of your payment entitlement in relation to the Bonus Scheme (your Individual Right to Bonus). This Individual right to Bonus is separate and apart from any Management Equity Plan investment opportunity.

Unless defined in the main body of this letter agreement, capitalised terms have the meaning ascribed to them in the list of definitions in Exhibit 1 below.

The Board has decided that the criteria for the final payment of this bonus will be dependent on the financial performance of the Group measured on the basis of the return achieved by the main shareholders of the Company upon an Exit as set forth below.

1. Amount of your Individual Right to Bonus

Your Individual Right to Bonus is equal to the result of the following formula:

IP * GA

Where:

•	IP shall be equal to your percentage of the global amount (GA) in the Bonus Scheme to be determined by the Board upon Exit.

•

GA shall be the global amount to be allocated by the Board to all the participant in the Bonus Scheme (irrespective of when such participant joins the Bonus Scheme) and which will be determined as being:

•	If the Financial Investors MoM is (taking into account the Bonus Scheme to be paid to all relevant managers) 2.5x or lower, then GA shall be equal to zero.

•

If the Financial Investors MoM is (taking into account the Bonus Scheme to be paid to all relevant managers) 3.5x or higher, then GA shall be equal to the aggregate of the proceeds that would have been paid upon all pre-Exit liquidity events until the Exit and upon the Exit, in each case in respect of those HoldCo Ordinary Shares representing 1% of the total HoldCo Ordinary Shares issued at Closing, less the pro rata amount of any transaction costs paid or payable by the holders of the HoldCo Ordinary Shares (the amount of GA being such amount that would have been paid had the Financial Investors MoM been equal to 3.5x, the Maximum AUPP Amount).

•

If the Financial Investors MoM is (taking into account the Bonus Scheme to be paid to all relevant managers) between 2.5x and 3.5x then GA shall be a linear reduction of the Additional Upside Participation Payment (e.g. if the Financial Investors MoM is 3x, then GA shall be equal to 50% of the Maximum AUPP Amount).

All amounts mentioned in this letter agreement are gross amounts. Any payment to you under this letter agreement will be made net of any applicable withholding taxes.

2. Payment date

The payment of the Individual Right to Bonus shall become due no later than 30 days after completion (closing) of the Exit.

You acknowledge that payment of the Individual Right to Bonus may, in the Board’s discretion, be effected through any other entity within the Group (and agree to take all reasonably steps required in this respect).

3. Exclusions

No payment obligation shall arise under this letter agreement should a Leaver Event occur in relation to you. However, a Leaver Event shall not be deemed to have occurred if the Departure Date occurs within 30 days following the Exit as a result of a dismissal or removal decided after the Exit date.

For the avoidance of doubt, you agree that any beneficiary in relation to whom a Leaver Event occurs and who was entitled to a payment of an Individual Right to Bonus will automatically forfeit his right to any such payment. Such forfeited rights shall not be re-allocated to the other managers entitled to an Individual Right to Bonus (thereby reducing GA to the extent necessary for any such Leaver Event to have no relative impact on the other managers unless otherwise determined by the Board, at any time and in its absolute discretion).

4. Undertaking

You acknowledge and agree that any taxes including e.g. wage tax, all social security obligations and/or all other duties (including interest, penalties etc.) which may incur in connection with the

Individual Right to Bonus will be borne by you. You will be responsible for declaring the Individual Right to Bonus vis-à-vis the competent tax authorities (and that appropriate withholding or set-off taxes may be implemented by the Group Companies in connection thereto). Any obligation on our part or on the part of any other Group entity to deduct wage tax or similar obligations shall remain unaffected. You will reimburse any entity of the Group including, as the case may be, us and/or our affiliates for any taxes including e.g. wage tax, social security obligations and/or other duties (including interest, penalties etc.) payable by the relevant entity in connection with the Individual Right to Bonus.

5. Others

A person who is not a party hereto to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

You may not assign any of your rights or transfer any of your rights or obligations under this letter agreement. The Company may assign any of its rights or transfer any of its rights or obligations under this letter agreement provided that no such transfer gives rise to any obligation of you that would not otherwise have arisen.

This letter agreement is strictly confidential and neither the existence or content of this letter agreement may be disclosed or divulged to any third party, save for any professional adviser who is bound by a professional duty of confidentiality or disclosure by the Group Companies as authorised by the Financial Investors.

This letter agreement and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and interpreted in accordance with, English law.

The courts of England and Wales shall have exclusive jurisdiction in relation to all disputes in relation to this letter agreement. For these purposes each party hereby irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of that jurisdiction.

Yours sincerely,

Name:
Title:

I hereby agree to the terms of this letter agreement:

Date and Place

Mr. Geoffrey Wild

(signature)

Exhibit 1

Definitions

The following words and phrases shall have the following meanings where used in this Letter:

Affiliated Entity	means, in relation to an entity, any entity that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with such entity, it being further understood that for the purposes of this definition, and notwithstanding the definition of Control, an entity is presumed to be Controlled by (a) the general partner or the person that Controls the general partner, (b) the managing company or (c) the entity in charge of the management of such entity in any capacity whatsoever.

Alpha 3	Alpha 3 B.V. means a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of the Netherlands, with its registered office located at Hoofdweg 52A, 3067 GH Rotterdam, the Netherlands, registered with the Commercial Register of the Netherlands Chamber of Commerce under number 66940532.

Bonus Eligible Manager	means certain managers of the Group Company who have been or shall be offered the opportunity to participate in the Bonus Scheme.

Buyout Transaction	means the acquisition by Alpha 3 of the entire issued, and to be issued, share capital of Atotech B.V. and its subsidiaries pursuant to and / or as contemplated by the SPA.

CAP IV	means Gamma Holding Company Limited, incorporated under the laws of Cayman Islands (registered number 316511), whose registered office is at C/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands.

CEP IV	means CEP IV Participations S.à r.l., SICAR, incorporated under the laws of Luxembourg (registered number Bl85226, whose registered office is at 4th Floor, 2 Avenue Charles de Gaulle, Luxembourg, L-1653, Luxembourg.

CP VI	means Carlyle Partners VI Cayman Holdings, L.P., incorporated under the laws of Cayman Islands (registered number WK-73566), whose registered office is at C/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands.

Change of Control	means any transfer or private sale for cash or for securities or a contribution, merger or similar transaction to or with a bona fide third party not being an Affiliated Entity of the Financial Investors resulting in the Financial Investors (together and with their Affiliated Entities) holding less than 25 per cent. of Holdco Securities.

Closing	means the completion of the Buyout Transaction.

Completion Date	means that date upon which the completion of the Buyout Transaction takes place.

Control(led)	means the holding, directly or indirectly, of at least 50 per cent. of the share capital and voting rights of an entity (by transparency by multiplying the shareholding and voting rights percentages).

Departure Date

means, with respect to the departure of a Bonus Eligible Manager from a given Group Company:

•   in case of death, the date of occurrence of such event;

•   in case of permanent invalidity, the date as of which the invalidity is recognised by the competent authorities;

•   in case of retirement, the date on which (i) the considered Bonus Eligible Manager notifies his retirement in case of voluntary retirement or (ii) the considered Bonus Eligible Manager is notified of his retirement in case of retirement decided by his employer;

•   in case of dismissal, removal or resignation and in case of departure other than the ones specifically listed above, the date on which the Bonus Eligible Manager ceases to be actively working (i.e. no longer physically present in the office) for any of the Group Companies; or

•   in case of sale of a Group Company division, the Completion Date of the definitive sale agreement.

Exit	means either a Listing or a Change of Control or a voluntary winding-up of the Company.

Financial Investors	means CEP IV, CAP IV, CP VI as advised by their respective managing companies and their respective Affiliated Entities.

Financial Investors MoM	means the ratio of the Financial Investors Receipts over the Financial Investors Payments.

Financial Investors Payments	means any investment made by the Financial Investors in the Group, whether directly or indirectly, at the Completion Date or subsequently (until and including Exit) and any related costs and expenses borne directly by the Financial Investors or any of the Affiliated Entities in connection with the making of such investment (and not borne by the Company or any other Group Companies).

Financial Investors Receipts

means, without double counting:

•   all cash amounts paid by the Company and any of the Group Companies to the Financial Investors (or any of their Affiliated Entities) in payment of principal and interest of any shareholders’ loans or Fixed Rate Instruments;

•   all cash amounts paid by any of the Group Companies to the Financial Investors (or any of their Affiliated Entities) relating to their direct or indirect holding in the share capital of the Company (dividends, reduction of capital, etc.);

•   all other cash amounts or securities received by the Financial Investors (or any of their Affiliated Entities) in relation to their investment in the Buyout Transaction; and

•   any cash amounts, assets or securities received by the Financial Investors (or any of their Affiliated Entities) upon Exit (and if such securities are not admitted for trading on a regulated stock exchange, their cash equivalent as determined pursuant to the Valuation Procedure).

For the avoidance of doubt: (a) all amount received shall only be taken into account for their value before tax of any kind and net of any costs or expenses (including transaction costs) incurred in connection with the payment of such amount, (b) any amount reinvested in new securities post Exit (and as part of the Exit transaction) or value of the securities rolled-over shall be taken into account in the Receipts and (c) the Receipts shall exclude any transaction fees or monitoring fees received by the Financial Investors (or any of the Affiliated Entities).

Fixed Rate Instruments	means fixed rate securities in the form of preferred shares bearing interest at 12 per cent. compounded annually as further described in Article 4 of the Articles of Association of the Company.

Group Companies	means the Company and any Company controlled by the Company from time to time.

Holdco Securities	means outstanding Holdco Ordinary Shares, Fixed Rate Instruments and any securities issued by the Company (or any other instrument or securities exchangeable or convertible into securities).

Holdco Ordinary Shares	means outstanding ordinary shares issued by the Company as well as those subsequently issued by the Company from to time.

ISA	means the Investment and Shareholders’ Agreement entered into, among others, by the Company, the Partnership and the Financial Investors on the date hereof.

Leaver Event	means with regard to a Bonus Eligible Manager the occurrence of a Departure Date (provided that the relevant Bonus Eligible Manager has no other employment or managing director contract within the Group) or of a Material Breach.

Listing	means the admission of the whole of any class of the issued share capital of the Company or a direct or indirect holding company of the Company or any of the direct or indirect subsidiaries of the Company that hold substantially all of the assets of the Group to the Official List of the Financial Conduct Authority, and to trading on the London Stock Exchange’s market for listed securities, or to trading on the Alternative Investment Market of the London Stock Exchange, or on any other recognised investment exchange (as defined in section 285(1) of the FSMA) or overseas equivalent (such as without limitation, the New York Stock Exchange, Euronext, the Frankfurt Stock Exchange, or the Hong Kong Stock Exchange).

Material Breach	(i) § 6.5, 6.6, 6.7, 7, 8.7, 9 and 10 (to the extent the actions of the relevant Bonus Eligible Manager are contrary to the implementation of the provisions of § 9 and 10), 11 (if the relevant Bonus Eligible Manager does not pay in due time the subscription amount to be committed), 14.5, 15, 16 to 19 (to the extent the relevant Bonus Eligible Manager has no reasonable grounds to validly challenge the provisions of § 18 and § 19, as applicable), § 20 to § 24 of the Pooling Vehicle Partnership Agreement; or (ii) any provision of the Pooling Vehicle Partnership Agreement relating to the Managing Limited Partnership to the extent the relevant Bonus Eligible Manager is a Managing Limited Partner; or (iii) any of the related provisions of the ISA or of the Company’s bylaws, not remedied in each case within 15 days (or such shorter period as required to avoid a material adverse impact on the Financial Investors, the Partnership or any member of the Group Companies) after formal written warning given by either of the Financial Investors or the Company; or (iv) any agreement amending the terms of the Pooling Vehicle Partnership Agreement in relation to Material Breach (as defined therein).

Partnership	means Ato Beteiligung GmbH & Co. Verwaltungs KG.

Pooling Vehicle	means the partnership agreement entered into, in relation to

Partnership Agreement	the Partnership, among others, Platin 1433. GmbH, Platin 1263. GmbH, Reinhard Schneider and the other Participants (as defined therein) on the date hereof.

SPA	means the share purchase agreement between Alpha 3 and Total Holdings Europe, Total Gestion USA, Total Raffinage Chimie dated 6 October 2016 relating to the acquisition of the entire issued and to be issued share capital in Atotech B.V. by Alpha 3.

Valuation Procedure	has the meaning given to it in Annex 1 of the Articles of Association of the Company.

EXHIBIT B

Form of Release

This Agreement and Release (“Agreement”) is made by and between Geoffrey Wild (“Employee”) UK TopCo Limited (the “Parent”) and Alpha US Bidco, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of March     , 2017 (the “Employment Agreement”); and

WHEREAS, in connection with the Employee’s termination of employment with the Company or a subsidiary or affiliate of the Company effective             , 20    , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Employee’s ownership of vested equity securities of the Company, or Employee’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the Severance Payments described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on the Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.    Severance Payments: Salary and Benefits. The Company agrees to provide Employee with the severance payments and benefits described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to the Employee all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.    Release of Claims. Employee agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, Parent, any of their direct or indirect subsidiaries and affiliates (including, without limitation, Parent, and its affiliated entities), and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a)    any and all claims relating to or arising from Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Virginia Human Rights Act;

(e)    any and all claims for violation of the federal or any state constitution;

(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Employee’s right under applicable law and the Company’s D&O policy to seek indemnity for acts committed, or omissions, within the course and scope of the Employee’s employment duties. This release further does not release claims for breach of Section 3(c) or Section 4(b) of the Employment Agreement.

3.    Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has 21 days within which to consider this Agreement; (c) he has 7 days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21 day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.    No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.

6.    Governing Law: Dispute Resolution. This Agreement shall be subject to the provisions of Sections 11(a) and 11(i) of the Employment Agreement.

7.    Effective Date. If the Employee has attained or is over the age of 40 as of the date of Employee’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). If the Employee has not attained the age of 40 as of the date of Employee’s termination of employment, then the “Effective Date” shall be the date on which Employee signs this Agreement.

8.    Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that: (a) he has read this Agreement; (b) he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) he understands the terms and consequences of this Agreement and of the releases it contains; and (e) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:	By:
Name: Geoffrey Wild

COMPANY

Alpha US Bidco, Inc

Dated:	By:
Name:
Title: